UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Tyson Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 3, 2006

To Tyson Foods, Inc. Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (“Company”), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 3, 2006, at 10:00 a.m., Central time, for the following purposes:

1.	To elect ten members to the Board of Directors;

2.	To ratify the selection of Ernst & Young LLP, registered public accounting firm, as the Company’s independent auditor for the fiscal year ending September 30, 2006;

3.	To consider and act upon a shareholder proposal; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 12, 2005 will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, please bring the Admission Ticket section of the Proxy Card.

To make it easier for you to vote, internet and telephone voting are available. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended October 1, 2005 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

R. Read Hudson

Secretary

Springdale, Arkansas

December 30, 2005

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

On February 3, 2006

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Tyson Foods, Inc., a Delaware corporation (“Company”). It is for use only at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 3, 2006, at 10:00 a.m., Central time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about December 30, 2005.

OUTSTANDING STOCK AND VOTING RIGHTS

As of October 1, 2005, the outstanding shares of the Company’s capital stock consisted of 252,655,288 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 101,622,048 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 12, 2005 will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting. A majority of the votes cast at the Annual Meeting is required to elect any director; ratify the selection of Ernst & Young LLP, registered public accounting firm, as the Company’s independent auditor for the fiscal year ending September 30, 2006; and approve the shareholder proposal.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD,” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The enclosed form of proxy also provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) the ratification of the selection of Ernst & Young LLP as independent auditor and (ii) the shareholder proposal. By abstaining from voting for any of the foregoing, shares would not be voted either for or against, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

Brokers holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for voting and quorum purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of October 1, 2005 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(#)		Percent of Class(%)
Don Tyson and Tyson Limited Partnership 2210 West Oaklawn Drive Springdale, AR 72762-6999	Class B Common Stock	101,598,560	(1)	99.98%

Barclays PLC 54 Lombard Street London, England EC3P 3AH	Class A Common Stock	29,723,400	(2)	11.76%

Goldman Sachs Group, Inc. 85 Broad St. New York, NY 10004	Class A Common Stock	18,951,352	(3)	7.50%

Archer-Daniels-Midland Company 4666 Faries Parkway Decatur, IL 62525	Class A Common Stock	15,142,940	(4)	5.99%

(1)

Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, a director of the Company; 91,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“Tyson Limited Partnership”); 3,000,000 shares of Class B Common Stock owned of record by TLPCRT, LP, a Delaware limited partnership controlled by the Tyson Limited Partnership; and 6,000,000 shares of Class B Common Stock owned of record by TLP Investment, LP, a Delaware limited partnership controlled by the Tyson Limited Partnership. Don Tyson has approximately a 54% combined interest as a general and limited partner in the Tyson Limited Partnership and the Randal W. Tyson Testamentary Trust has approximately a 45% interest as a limited partner in the Tyson Limited Partnership. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, has limited dispositive power with respect to, and is the principal income beneficiary of, the Randal W. Tyson Testamentary Trust. John Tyson, Chairman and Chief Executive Officer of the Company, is one of the contingent beneficiaries of such trust. The managing general partner of the Tyson Limited Partnership is Don Tyson. The other general partners, who have approximately a one percent interest in the Tyson Limited Partnership, are Leland E. Tollett, a director of the Company; Barbara A. Tyson; John Tyson; James B. Blair and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Tyson Limited Partnership necessary to manage, conduct, control and operate the Tyson Limited Partnership’s business, including the right to vote all shares or other securities held by the Tyson Limited Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Tyson Limited Partnership. The Tyson Limited Partnership terminates December 31, 2040. Additionally, the Tyson Limited Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Tyson Limited Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Tyson Limited Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Tyson Limited Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the Tyson Limited Partnership’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Tyson Limited Partnership. Upon dissolution of the Tyson Limited Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Tyson Limited Partnership assets. In addition to Don Tyson’s direct and indirect interest in the Class B Common Stock, he is also the beneficial owner of 128,986 shares of Class A Common Stock, as described in the Security Ownership of Management table.

(2)	Based solely on information obtained from a Form 13F filed by Barclays PLC (“Barclays”) with the Securities and Exchange Commission (“SEC”) on or about November 14, 2005. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Barclays’ Form 13F.
(3)	Based solely on information obtained from a Form 13F filed by Goldman Sachs Group, Inc. (“GSG”) with the SEC on or about November 10, 2005. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in GSG’s Form 13F.
(4)	Based on information obtained from a Schedule 13D filed by Archer-Daniels-Midland Company (“ADM”) with the SEC on or about October 9, 2001. On November 10, 2005, ADM filed Amendment No. 1 to Schedule 13D stating it had disposed of certain of its shares of Class A Common Stock and it beneficially owns 12,232,040 shares, or 4.84%, of outstanding Class A Common Stock. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in ADM’s Schedule 13D and Amendment No. 1 thereto.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of October 1, 2005, by the Company’s directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(#)(1)	Percent of Outstanding Class A Common Stock(%)	Shares of Class B Common Stock Beneficially Owned(#)(1)	Percent of Outstanding Class B Common Stock(%)	Aggregate Voting Percentage(%)
Don Tyson(2)	128,986	*	101,598,560	99.98%	80.08%
John Tyson(3)	3,386,737	1.34%
Richard L. Bond	1,608,557	*
Scott T. Ford	-0-
Lloyd V. Hackley(4)	14,710	*
Jim Kever(4)	3,821	*
Jo Ann R. Smith(4)	8,132	*
Leland E. Tollett(3)	3,386,929	1.34%
Barbara A. Tyson(3)	168,034	*
Albert C. Zapanta(4)	-0-
Dennis Leatherby	121,953	*
Greg W. Lee	1,098,294	*
Eugene D. Leman	288,468	*
David A. Jones(4)(5)	2,492	*
All Directors and Executive Officers as a Group (16 persons)	10,342,851	4.09%	101,598,560	99.98%	80.88%

*	Indicates percentage of less than 1%.
(1)	Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person’s accounts under the Company’s Employee Stock Purchase Plan and Retirement Savings Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to options exercisable on or within 60 days of October 1, 2005, held by the directors and executive officers as a group in the amount of 2,131,465, and held by the named individuals in the amounts as follows: John Tyson (901,250); Richard L. Bond (472,983); Lloyd V. Hackley (1,200); Jim Kever (1,200); Jo Ann R. Smith (1,200); Leland E. Tollett (300,000); Dennis Leatherby (33,300); Greg W. Lee (379,250); Eugene D. Leman (29,160); and the other executive officers (11,922). Does not include performance share awards made to executive officers during fiscal 2004 and 2005 that vest only upon the achievement of performance criteria. The 2005 performance share awards are described under “Long Term Incentive Plans—Awards in Last Fiscal Year.”
(2)	Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership, TLPCRT, LP and TLP Investment, LP, as described in Footnote 1 to the Security Ownership of Certain Beneficial Owners table.
(3)	Does not include any shares of Class B Common Stock owned directly or indirectly by the Tyson Limited Partnership of which John Tyson, Leland E. Tollett and Barbara A. Tyson have a partnership interest, as described in Footnote 1 to the Security Ownership of Certain Beneficial Owners table.
(4)	Does not include a grant of a deferred stock award equivalent of 4,718 shares of Class A Common Stock made to each of Lloyd V. Hackley, Jim Kever, Jo Ann R. Smith, Albert C. Zapanta and David A. Jones on February 4, 2005 (see “Director Compensation”).
(5)	David A. Jones resigned from the Board on June 3, 2005.

ELECTION OF DIRECTORS

The Board for the ensuing year is currently set at ten members and may be fixed from time to time by or in the manner provided in the Company’s by-laws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board, and the Board recommends that each nominee be elected at the Annual Meeting.

Don Tyson, 75, served as Senior Chairman of the Board from 1995 to 2001 when he retired and became a consultant to the Company. Mr. Tyson has been a member of the Board since 1952.

John Tyson, 52, is Chairman of the Board and Chief Executive Officer of the Company and has held his current title since 2001. He served as Chairman of the Board, President and Chief Executive Officer from 2000 to 2001 and as Chairman of the Board from 1998 to 2000. Mr. Tyson has been a member of the Board since 1984.

Richard L. Bond, 58, is the Company’s President and Chief Operating Officer and has held his current title since 2003. Mr. Bond served as Co-Chief Operating Officer and Group President, Fresh Meats and Retail, from 2001 until 2003, and as President and Chief Operating Officer of IBP, inc. (“IBP;” now known as Tyson Fresh Meats, Inc.) from 1997 until the merger of IBP into a wholly owned subsidiary of the Company (“IBP Merger”) in 2001. He was a director of IBP from 1995 to 2001. Mr. Bond has been a member of the Board since 2001.

Scott T. Ford, 43, is President and Chief Executive Officer of Alltel Corporation, and has served in that capacity since 2002. He served as President and Chief Operating Officer of Alltel Corporation from 1998 to 2002. Mr. Ford is also a Director of Alltel Corporation. Mr. Ford has been a member of the Board since November 2005.

Lloyd V. Hackley, 65, is President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc., which provides programs for the development of ethics and character, and has served in that capacity since 1997. Mr. Hackley is also a director of Branch Banking and Trust Corporation, headquartered in Winston-Salem, North Carolina. Mr. Hackley has been a member of the Board since 1992.

Jim Kever, 53, is the Founding Partner of Voyent Partners, LLC (“Voyent”), an investment partnership. Before forming Voyent in 2001, Mr. Kever served as a director of Quintiles Transnational (“Quintiles”) and had served as Chief Executive Officer of Envoy Corporation (“Envoy”), a subsidiary of Quintiles, since Envoy was acquired by Quintiles in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of Envoy from 1995 until 1999 and as a director of Envoy from its incorporation in 1994 until 1999. Mr. Kever is also a director of Transaction System Architects, Inc., 3D Systems Corporation and Luminex Corporation. Mr. Kever has been a member of the Board since 1999.

Jo Ann R. Smith, 66, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. She was a director of IBP from 1993 to 2001. Ms. Smith has been a member of the Board since 2001.

Leland E. Tollett, 68, a private investor, served as Chairman of the Board and Chief Executive Officer from 1995 to 1998 when he retired and became a consultant to the Company. Mr. Tollett is also a director of J. B. Hunt Transport Services, Inc. Mr. Tollett has been a member of the Board since 1984.

Barbara A. Tyson, 56, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. Ms. Tyson has served the Company in related capacities since 1988. Ms. Tyson has been a member of the Board since 1988.

Albert C. Zapanta, 64, is President and CEO of the United States-Mexico Chamber of Commerce based in Washington, D.C., and has served in that capacity since 1993. Mr. Zapanta has been member of the Board since 2004.

Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Scott T. Ford, was elected at the 2005 Annual Meeting. Following the resignation of David A. Jones from the

Board on June 3, 2005, John Tyson, presented information to the Board on a number of potential candidates for the Board, including Mr. Ford. The Board authorized John Tyson and Mr. Tollett, presiding director for executive sessions of non-management directors, to meet with Mr. Ford about joining the Board. On November 7, 2005, the Board held a special meeting in which Mr. Ford was nominated and elected to the Board.

John Tyson is the son of Don Tyson. Barbara A. Tyson is a sister-in-law to Don Tyson and aunt of John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company’s common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. Except for IBP, none of the companies or organizations listed in the director biographies above is a parent, subsidiary or affiliate of the Company.

Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors. Therefore, the Board is not required to nor has it chosen to have a standing nominating committee. In light of the Tyson Limited Partnership’s voting power, the Board has determined that the Board is the most appropriate body for selecting Board nominees and that no policy with respect to consideration of candidates recommended by shareholders would be appropriate. However, the Board will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year.

Certain Legal Proceedings

In April 2005, the Company and Don Tyson settled an SEC formal investigation concerning the Company’s disclosure of executive perquisites by entering into an administrative cease and desist order without admitting or denying wrongdoing. The SEC investigation concerned allegations that the Company’s proxy statements for fiscal years 1997 through 2003 had failed to comply with SEC regulations with respect to the disclosure and description of perquisites totaling approximately $1.7 million provided to Don Tyson and that the Company had failed to maintain an adequate system of internal controls regarding the personal use of Company assets and the disclosure of perquisites and personal benefits. In fiscal year 2004, Don Tyson voluntarily paid the Company $1,516,471 as reimbursement for certain perquisities and personal benefits received during fiscal years 1997 through 2003. Under the order, the Company paid the SEC a civil penalty of $1.5 million and Don Tyson paid a civil penalty of $700,000. Both the Company and Mr. Tyson consented to the entry of the order and paid their respective penalties without admitting or denying wrongdoing.

In accordance with SEC rules, following is a discussion of pending legal proceedings in which certain of the directors or officers of the Company may potentially have a material interest adverse to the Company as a result of the Company’s existing indemnification obligations:

•

On February 16, 2005, a putative shareholders derivative and class action lawsuit, Amalgamated Bank v. Don Tyson, et al., was filed in Delaware Chancery Court against certain present and former directors of the Company. Directors Scott T. Ford and Albert C. Zapanta are not named as defendants in the lawsuit. The Company is also named as a nominal defendant, with no relief sought against it. The lawsuit contains three derivative claims which respectively allege that the defendant directors breached their fiduciary duties by approving (1) consulting contracts for Don Tyson and Robert Peterson in 2001, and other compensation for certain Tyson executives during 2001-2003, (2) certain option grants to certain officers and directors with alleged knowledge that the Company was about to make announcements that would cause the stock price to increase, and (3) various related-party transactions during 2001-2003 that plaintiff alleges were unfair to the Company. The putative class action portion of the lawsuit claims that the Company’s 2002, 2003 and 2004 proxy statements contained misrepresentations regarding certain executive compensation and seeks to void the Company’s board of directors elections for those years. Defendants filed a motion to dismiss on April 28, 2005. On July 1, 2005, the plaintiff filed an amended complaint. In addition to the claims set forth in the initial complaint, the amended complaint asserts a derivative claim alleging that the defendant directors breached their fiduciary duties in connection with disclosure matters that resulted in an SEC consent decree and otherwise. In connection with the putative class action claims, the amended complaint adds a request for nominal damages and a request for disgorgement of compensation paid to the directors who plaintiff alleges were wrongfully elected in 2002, 2003 and 2004. Defendants filed a motion to dismiss the amended complaint on August 8, 2005, and plaintiff filed an opposition brief on September 19, 2005. Further briefing on the motion is currently suspended, pending the possibility of consolidation with the Meyer lawsuit, described below.

•	On September 12, 2005, plaintiff Eric Meyer sent a letter to the Honorable William B. Chandler III, of the Delaware Chancery Court, requesting leave to file a putative shareholder derivative complaint under seal. The complaint names as defendants the Tyson Limited Partnership and certain present and former directors of the Company. Directors Scott T. Ford and Albert C. Zapanta are not named as defendants. The Company is also named as a nominal defendant, with no relief sought against it. The complaint asserts derivative claims for breach of fiduciary duty, corporate waste, and unjust enrichment allegedly arising from various related-party transactions from 1998 to 2004. The complaint alleges that the transactions were unfair to the Company, were not properly disclosed, and were not approved by a committee of independent directors. On September 21, 2005, the court granted plaintiff leave to file the complaint under seal and requested that plaintiff’s counsel confer with counsel in Amalgamated Bank v. Tyson, et al. (see above), in order to consolidate the cases. The complaint was filed under seal on September 22, 2005, and was subsequently filed publicly on September 29, 2005. The deadline for defendants’ response to the complaint has been extended pending consolidation.

Information Regarding the Board and its Committees

The Board has an Audit Committee (“Audit Committee”) whose primary function is to assist the Board in fulfilling its responsibilities by regular review and oversight of the Company’s financial reporting, audit and accounting processes. See “Report of Audit Committee” contained herein. The Audit Committee consists of independent directors Jim Kever, Chairman, Scott T. Ford (who was appointed to the Audit Committee on November 7, 2005) and Jo Ann R. Smith. David A. Jones served as a member of the Audit Committee until his resignation from the Board on June 3, 2005. Each of these individuals qualifies as an “independent” director under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the New York Stock Exchange (“NYSE”) listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that Jim Kever qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held four regularly scheduled meetings and took action once by unanimous written consent in fiscal 2005.

The Board has a Compensation Committee (“Compensation Committee”) whose primary functions are to (i) oversee the administration of the Company’s employee benefit plans and (ii) establish the Company’s compensation policies. See “Report of Compensation Committee” contained herein. The Compensation Committee consists of independent directors Jo Ann R. Smith, Chairperson, Lloyd V. Hackley and Albert C. Zapanta. David A. Jones served as a member of the Compensation Committee until his resignation from the Board on June 3, 2005. The Compensation Committee held four regularly scheduled meetings and five telephonic meetings in fiscal 2005.

The Board has a Governance Committee (“Governance Committee”) whose primary functions are to (i) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; (ii) review and recommend to the Board Corporate Governance Principles applicable to the Company; and (iii) review and recommend to the Board a Code of Conduct applicable to the Company. The Governance Committee consists of independent directors Lloyd V. Hackley, Chairman, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta. The Governance Committee held four regularly scheduled meetings, two telephonic meetings, and took action once by unanimous written consent during fiscal 2005.

The Board has an Executive Committee (“Executive Committee”) whose primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial such as approving (i) the sale or purchase of property, (ii) opening and closing of bank accounts, and (iii) amendments to benefit plans (where Compensation Committee approval is not required). All actions taken by the Executive Committee between meetings are reviewed and ratified by the Board at the following Board meeting. The members of the Executive Committee are Don Tyson, John Tyson and Leland E. Tollett. The Executive Committee took action by written consent 20 times during fiscal 2005.

The Board held four regularly scheduled meetings and one special telephonic meeting in fiscal 2005. All directors attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2005. The Board expects all directors to attend each Annual Meeting of Shareholders. All directors nominated by the Board for election to the Board in 2005 attended the Annual Meeting of Shareholders held on February 4, 2005.

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Executive sessions occurred four times during fiscal 2005. Leland E. Tollett has been designated by the Board to act as the presiding director for the executive sessions of non-management directors. If you desire to communicate with Mr. Tollett, you may do so by mailing him at Tyson Foods, Inc., Attention: Leland E. Tollett, 2210 West Oaklawn Drive, Mail Stop CP001, Springdale, AR 72762-6999.

The Board has adopted Corporate Governance Principles, and each of the Audit Committee, Compensation Committee and Governance Committee has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s website at www.tysonfoodsinc.com under “Investors” or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Corporate Secretary, 2210 West Oaklawn Drive, Mail Stop AR058124, Springdale, AR 72762-6999.

In accordance with a provision in NYSE rules for controlled companies, the Company has elected not to implement NYSE corporate governance rules that provide for (i) a majority of independent directors, (ii) a nominating committee comprised solely of independent directors to identify and recommend nominees to the board of directors, and (iii) a compensation committee with power to determine the compensation of the CEO. The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors.

After reviewing all relevant relationships of the directors, the Board has affirmatively determined that each of Scott T. Ford, Lloyd V. Hackley, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board has reviewed the following:

1.    John Tyson has an indirect investment in DigiScript, Inc. (“DigiScript”). Jim Kever is presently Chairman of the Board of DigiScript and owns approximately 15% of DigiScript’s outstanding stock. DigiScript is a privately held company that specializes in making presentations available on demand via the internet or CD-Rom. Mr. Tyson’s indirect investment of approximately $204,000 constitutes approximately 0.9% of DigiScript’s outstanding stock. Neither the Company nor Mr. Tyson presently has any business relationship with DigiScript, and Mr. Tyson has no role on DigiScript’s board of directors or as an officer thereof.

2.    The Company purchased cellular phone services during fiscal 2005 from Alltel Corporation totaling $1,225,673. Scott T. Ford is President and Chief Executive Officer of Alltel Corporation. Under NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than two percent (2%) of the affiliated entity’s gross revenues. The gross revenue of Alltel Corporation for 2004 was approximately $8.4 billion.

Based on the foregoing facts, the Board has determined that each of these relationships is not material and does not affect the director’s independence. There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP, registered public accounting firm, to serve as the Company’s independent auditor for the fiscal year ending September 30, 2006, and shareholders are asked to ratify that selection at the Annual Meeting. Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended October 1, 2005 and October 2, 2004, and the reviews of the financial statements included in the Company’s Forms 10-Q for services that are normally provided by the independent auditor in connection with statutory or regulatory filings or engagements for each of those fiscal years, were $5,427,706 and $2,783,188, respectively.

Audit-Related Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended October 1, 2005 and October 2, 2004, and not included in the audit fees listed above were $46,318 and $54,925, respectively. These services are comprised mostly of accounting consultations and required agreed upon procedure engagements.

Tax Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for tax compliance, tax advice and tax planning for each of the fiscal years ended October 1, 2005 and October 2, 2004 were $1,042,918 and $1,707,763, respectively.

All Other Fees

The fees for services rendered to the Company by Ernst & Young LLP, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended October 1, 2005 and October 2, 2004 were $6,000 and $13,630, respectively. These services were comprised mostly of online subscription renewals, information technology and technical assistance, and assistance with the dissolution and liquidation of a foreign subsidiary.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor of the Company. The Audit Committee Charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent auditor. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent auditor. For non-audit services, any person requesting that such services be performed by the independent auditor must prepare a written explanation of the project (including the scope, deliverables, and expected benefits), the reason for choosing the independent auditor over other service providers, the estimated costs, the estimated timing and duration of the project, and other pertinent information. Non-audit services must first be pre-approved by each of the chief accounting officer and the chief financial officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent of the total amount paid by the Company to the independent auditor during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF

ERNST & YOUNG LLP AS INDEPENDENT AUDITOR UNLESS SHAREHOLDERS

SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the ratification of Ernst & Young LLP, registered public accounting firm, as independent auditor for the fiscal year ending September 30, 2006 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL

The shareholder proposal, which follows, is a verbatim submission by People for the Ethical Treatment of Animals (PETA) of 501 Front St., Norfolk, VA 23510 (who has notified the Company that it owns 248 shares of Class A Common Stock), for consideration by the shareholders of the Company. All statements therein are the sole responsibility of PETA.

Chickens raised for Tyson are violently abused during gathering and shackling and are forced to endure gruesome, painful deaths by archaic slaughter and stunning methods that often include scalding birds to death or slitting their throats while they are completely conscious, as other terrified birds look on and struggle to free themselves from their shackles. Workers at our plant in Heflin, Alabama, were recently documented ripping the heads off live chickens because they could not keep up with line speeds. Other birds were mutilated by the mechanical blade that was supposed to kill them and entered the scalding feather-removal tanks while still able to feel pain. Dr. Temple Grandin, North America’s foremost expert on animal welfare, and who Tyson boasts trained the person assigned to investigate this incident, called the abuse at Heflin “a total failure on animal welfare.”

The cruelty documented in Alabama, which is a stark contrast to our company’s public claim that we are “committed to the well-being, proper handling and humane slaughter of all the animals used in our food products,” stunned the public and tarnished our image. Other companies are starting to explore a new slaughter technology known as controlled-atmosphere killing (CAK), which drastically reduces the amount of suffering that birds endure, since it eliminates live dumping, live shackling, electrical stunning, and the possibility that animals will still be conscious when their throats are slit or they are scalded for feather removal. The CAK system also eliminates worker contact with live birds, thus removing any possibility of worker cruelty to animals.

CAK involves removing oxygen from the birds’ environment and slowly replacing it with an inert gas, such as argon or nitrogen (which already make up about 80 percent of the air that we’re breathing), putting the birds to sleep quickly and painlessly. CAK, which is currently being used by some of McDonald’s suppliers in the United Kingdom, is a U.S. Department of Agriculture-approved method of slaughter and has been described by animal welfare experts as “the most stress-free, humane method of killing poultry ever developed.” The technology also has positive worker, food-safety, and carcass-quality benefits, including increased meat yield and longer shelf life. It has even been shown that the money saved by switching to a CAK system would recoup the initial investment within a few years.

Resolved: Shareholders request that the board of directors issue a report to shareholders by August 2006, prepared at reasonable cost and omitting proprietary information, on the feasibility of Tyson phasing in controlled-atmosphere killing in all of our approximately 40 U.S. poultry slaughterhouses within a reasonable timeframe, with a focus on the animal welfare and economic benefits that this technology could bring to our company.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

The Board recommends that shareholders reject the shareholder proposal. The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

The Company’s commitment, leadership and results with respect to animal welfare matters are well established and recognized within the industry. The Company works hard to be a good corporate citizen and believes in good animal handling practices. The Company has a long-standing policy with respect to the humane treatment of animals and to ensure humane animal handling and care. Acting on this commitment, in November 2003 the Company established an Office of Animal Well-Being, which advises Company executives and management regarding animal welfare issues. In addition, the Office of Animal Well-Being audits animal handling practices throughout the Company and develops training materials for Company Team Members. The Company has developed and implemented animal well-being programs for chicken, beef, and pork businesses. The Company believes that handling animals in a humane manner, and preventing neglect or abuse, is the right thing to do.

The Company has been, and will continue to be, committed to upholding and abiding by established policies and principles. For chicken processing facilities, bird well-being audits are conducted using protocols developed in conjunction with the National Chicken Council animal welfare guidelines. For beef and pork processing plants, the Company has developed an audit program using the American Meat Institute animal welfare guidelines.

The Company is actively working to research and evaluate and implement different methods of animal handling and care, including Controlled Atmosphere Stunning (CAS) and Controlled Atmosphere Killing (CAK). These evaluations consider a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. At this time, there is extremely limited domestic use of CAS and CAK technology and even more limited study as to their technological feasibility. We believe CAS, CAK and other emerging technologies are worthy of continued study and review; however, to date the research is incomplete and inconclusive as to whether CAS and CAK are better and more humane methods than conventional methods or what the effects might be on food safety and product quality issues. That said, the Company is committed to continuing to monitor new technologies and, where and when appropriate, taking action to further the humane treatment of all animals in our supply chain.

The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows the compensation paid or accrued by the Company or any of its subsidiaries, during the past three fiscal years, to the Chairman and Chief Executive Officer and the other four highest paid executive officers of the Company who were serving as executive officers as of October 1, 2005.

SUMMARY COMPENSATION TABLE

	Annual Compensation								Long-Term Compensation Awards			All Other Compensation ($)(3)
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)(1)			Options(#)	Restricted Stock($)(2)
John Tyson, Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	1,139,231 1,030,000 993,590	$ $ $	3,246,900 5,411,500 2,500,000	$ $ $	785,522 545,297 325,286	(4) (4) (4)	–0– 500,000 1,200,000		$–0– –0– 16,867,393	$ $ $	364,426 259,883 235,030

Richard L. Bond, Director, President and Chief Operating Officer	2005 2004 2003	$ $ $	1,109,231 1,000,000 943,615	$ $ $	1,380,000 2,300,000 1,200,000	$ $ $	3,000,440 320,539 183,548	(5) (5) (5)	–0– 280,000 620,000		$–0– –0– 9,221,144	$ $ $	305,074 264,186 254,945

Greg W. Lee, Chief Administrative Officer and President, International	2005 2004 2003	$ $ $	756,692 711,539 677,180	$ $ $	600,000 1,000,000 600,000	$ $ $	214,182 152,555 30,915	(6) (6) (6)	–0– 160,000 380,000	$ $	–0– 7,805 5,231,247	$ $ $	188,305 171,980 215,225

Eugene D. Leman, Senior Group Vice President, Fresh Meats	2005 2004 2003	$ $ $	564,385 546,923 528,353	$ $ $	258,000 500,000 312,000	$ $ $	36,382 27,201 287	(7) (7) (7)	–0– 50,000 32,400		$299,984 –0– –0–	$ $ $	119,065 117,927 286,981

Dennis Leatherby, Senior Vice President, Finance and Treasurer and Interim Chief Financial Officer	2005 2004 2003	$ $ $	419,567 233,815 227,892	$ $ $	280,000 175,000 69,000	$ $	8,242 7,237 N/A	(8) (8) (8)	–0– 8,000 12,000		$409,996 –0– –0–	$ $ $	57,604 40,563 26,371

(1)	Includes perquisites unless the total amount of perquisites received by the named executive officer does not exceed the lesser of $50,000 or 10% of the named executive officer’s salary and bonus. Perquisites provided to some or all of the named executive officers include Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, security services, estate planning and tax services, reimbursement of certain medical expenses, and a holiday department store gift card. In accordance with SEC regulations, where the perquisites received by a named executive officer meet the reporting threshold, the type and amount of any perquisite exceeding 25% of the total perquisites is described below. The values expressed for 2005 with respect to personal use of Company aircraft were based on the aggregate incremental cost to the Company for fuel, maintenance, landing fees, other associated travel costs and charter fees. The values expressed for 2004 and 2003 with respect to personal use of the company aircraft were calculated using the Internal Revenue Service’s Standard Industry Fare Level (SIFL) tables.
(2)	The number of shares of restricted Class A Common Stock in each named executive officer’s account on October 1, 2005, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $18.05 per share, were as follows: Mr. Tyson—1,639,623 shares valued at $29,595,195; Mr. Bond—860,029 shares valued at $15,523,523; Mr. Lee—525,006 shares valued at $9,476,358; Mr. Leman—18,968 shares valued at $342,372; and Mr. Leatherby—65,274 shares valued at $1,178,196. During the restricted period, dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the restricted stock award. These additional shares are then credited to the officer’s award and are received when and if the award vests. In accordance with SEC rules, the table does not include certain performance share awards made to executive officers during fiscal 2004 and 2005 that vest only upon the achievement of performance criteria. The 2005 performance share awards are described under “Long-Term Incentive Plans—Awards in Last Fiscal Year.”

(3)	In 2005, “All Other Compensation” includes the following for Messrs. Tyson, Bond, Lee, Leman and Leatherby: (i) Company matching contributions to the Employee Stock Purchase Plan of $56,962; $55,461; $37,835; $28,219 and $20,978 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $238,396; $121,451; $58,632; $13,911 and $7,035 on behalf of each named executive, respectively; (iii) Company contributions to the Retirement Savings Plan of $8,400; $8,400; $8,400; $8,400 and $9,748 on behalf of each named executive, respectively, to match a portion of 2005 pretax elective deferral contributions (included under salary) made by each person to such plans; (iv) Company contributions to pay premiums for executive life insurance under the Supplemental Executive Retirement and Life Insurance program of $58,478; $117,572; $81,248; $66,345 and $17,651 on behalf of each named executive, respectively, and (v) Company contributions to the Long-Term Disability Plan of $2,190; $2,190; $2,190; $2,190 and $2,192 on behalf of each named executive, respectively.
(4)	In 2005, “Other Annual Compensation” for Mr. Tyson includes $457,780 in perquisites, $265,875 for taxes paid on his behalf by the Company, $5,000 in director fees and $56,867 of reimbursement for certain insurance premiums. The $457,780 in perquisites includes, but is not limited to, $324,472 attributable to personal use of Company aircraft. In 2004, “Other Annual Compensation” for Mr. Tyson includes $237,397 in perquisites, $241,033 for taxes paid on his behalf by the Company, $10,000 in director fees and $56,867 of reimbursement for certain insurance premiums. The $237,397 in perquisites includes, but is not limited to, $125,341 attributable to personal use of Company aircraft. In 2003, “Other Annual Compensation” for Mr. Tyson includes $122,449 in perquisites, $136,420 for taxes paid on his behalf by the Company, $10,000 in director fees and $56,417 of reimbursement for certain insurance premiums. The $122,449 in perquisites includes, but is not limited to, $81,365 attributable to personal use of Company aircraft and $30,941 attributable to club dues.
(5)	In 2005, “Other Annual Compensation” for Mr. Bond includes a payment of deferred compensation of $2,453,082 (see description of Mr. Bond’s employment contract under “Employment Contracts”), $347,656 in perquisites, $194,702 for taxes paid on his behalf by the Company and $5,000 in director fees. The $347,656 in perquisites includes, but is not limited to, $282,708 attributable to personal use of Company aircraft. In 2004, “Other Annual Compensation” for Mr. Bond includes $153,525 in perquisites, $157,014 for taxes paid on his behalf by the Company and $10,000 in director fees. The $153,525 in perquisites includes, but is not limited to, $121,907 attributable to personal use of Company aircraft. In 2003, “Other Annual Compensation” for Mr. Bond includes $105,561 in perquisites, $67,987 for taxes paid on his behalf by the Company and $10,000 in director fees. The $105,561 in perquisites includes, but is not limited to, $69,161 attributable to personal use of Company aircraft.
(6)	In 2005, “Other Annual Compensation” for Mr. Lee includes $111,671 in perquisites and $102,511 for taxes paid on his behalf by the Company. The $111,671 in perquisites includes, but is not limited to, $54,000 attributable to personal use of Company aircraft and $32,531 attributable to Company paid club dues. In 2004, “Other Annual Compensation” for Mr. Lee includes $65,952 in perquisites and $86,603 for taxes paid on his behalf by the Company. The $65,952 in perquisites includes, but is not limited to, $31,460 attributable to personal use of Company aircraft and $17,465 attributable to Company paid automobile expenses. In 2003, “Other Annual Compensation” for Mr. Lee consisted of $30,915 for taxes paid on his behalf by the Company.
(7)	In 2005, “Other Annual Compensation” for Mr. Leman consisted of $36,382 for taxes paid on his behalf by the Company. In 2004, “Other Annual Compensation” for Mr. Leman includes consisted of $27,201 for taxes paid on his behalf by the Company. In 2003, “Other Annual Compensation” for Mr. Leman consisted of $287 for taxes paid on his behalf by the Company.
(8)	In 2005, “Other Annual Compensation” for Mr. Leatherby consisted of $8,242 for taxes paid on his behalf by the Company. In 2004, “Other Annual Compensation” for Mr. Leatherby consisted of $7,237 for taxes paid on his behalf by the Company.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning options exercised during the fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized($)		Number of Securities Underlying Unexercised Options at FY-end(#)		Value of Unexercised In-the-Money Options at FY-end($)(1)
Name				Exercisable	Unexerciseable	Exercisable	Unexerciseable
John Tyson	3,750	$8,550		821,250	1,350,000	$5,126,374	$6,542,100
Richard L. Bond(2)	196,194	$2,009,078		447,983	696,000	$3,190,661	$3,131,520
Greg W. Lee	3,750	$10,497		364,250	437,000	$1,853,833	$2,060,490
Eugene D. Leman(2)	131,656	$1,368,418	(3)	22,680	75,920	$169,938	$288,694
Dennis Leatherby	11,100	$31,928		30,900	22,600	$162,190	$117,690

(1)	Amounts are based upon the market value of $18.05 less the exercise price for all shares underlying unexercised options as of September 30, 2005.
(2)	All option awards for former IBP officers that were originally made with respect to IBP common stock vested in full as of the date of the IBP Merger and have been converted into options relating to the Company’s Class A Common Stock based upon the conversion formula used in the IBP Merger.
(3)	A portion of the shares received on exercise by Mr. Leman were held by him. For the value realized on such shares, the Company has reported the product of the number of shares exercised times the difference between the closing price of Class A Common Stock on the date of exercise and the option exercise price.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The following table provides information regarding performance-based shares of the Company’s Class A Common Stock granted to the named executive officers during the fiscal year ended October 1, 2005. Each performance share represents the right of the executive to receive up to one share of Class A Common Stock under the Company’s 2000 Stock Incentive Plan upon satisfaction of certain performance criteria. Fifty percent (50%) of the performance shares granted to an executive officer vest based upon a comparison of the market price of the Company’s Class A Common Stock to a peer group of 12 publicly traded companies determined by the Compensation Committee and the other fifty percent (50%) vest upon achievement by the Company of certain measures related to the Company’s return on invested capital (ROIC). The right to receive Class A Common Stock under the performance shares is also conditioned upon the executive officer remaining continuously in the employment of the Company from the award date through the measurement date, subject to certain exceptions involving the death, disability or retirement of the executive officer.

For the performance shares that vest based upon a peer group stock price comparison, 33.33% of such shares vest if the Class A Common Stock outperforms six members of the peer group over the measurement period; 66.66% of such shares vest if the Class A Common Stock outperforms eight members of the peer group over the measurement period; and all such shares vest if the Class A Common Stock outperforms ten members of the peer group over the measurement period.

For the performance shares that vest based upon achievement of ROIC measures, 33.33% of such shares vest if the Company achieves an 11.75% ROIC on a trailing three year average; 66.66% of such shares vest if the Company achieves a 12.50% ROIC on a trailing three year average; and all of such shares vest if the Company achieves a 13.25% ROIC on a trailing three year average.

The executives will receive no shares of Class A Common Stock if actual performance as of the measurement date, September 29, 2007, does not meet the relevant threshold performance benchmark.

	Number of Shares, Units or Other Rights(#)	Performances or Other Period Until Maturation or Payout		Estimated Future Payouts Under Non-Stock Price-Based Plans(#)
Name				Threshold	Target	Maximum
John Tyson	150,000	3 Years	(1)	50,000	100,000	150,000
Richard L. Bond	75,227	3 Years	(1)	25,075	50,151	75,227
Greg W. Lee	43,313	3 Years	(1)	14,437	28,875	43,313
Eugene D. Leman	-0-
Dennis Leatherby	-0-

(1)	Each performance share was granted on October 4, 2004, and the measurement date for determining satisfaction of the performance criteria is September 29, 2007, but the performance shares do not vest and become payable until the date that is two business days following the Company’s public announcement of its earnings for the 2007 fiscal year.

SUPPLEMENTAL EXECUTIVE RETIREMENT AND LIFE INSURANCE PLAN

The Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan is a nonqualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, to those officers of the Company or any subsidiary or affiliate who are party to a written employment agreement, including the named executive officers in the Summary Compensation Table. As of October 1, 2005, the life insurance portion of the plan provided a death benefit for Messrs. Tyson, Bond, Lee, Leman and Leatherby with a face value of $3.0 million, $5.0 million, $3.0 million, $2.0 million and $1.5 million, respectively. The retirement benefit is a lifetime annuity, and the primary formula for determining such benefit is equal to one percent of a participant’s final average annual compensation multiplied by his or her years of creditable service. The plan also provides for catch-up accruals for certain grandfathered participants. In addition, participants with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax gross-up based on the amount of their minimum benefit. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equal or exceed 70 vests on any earlier date that the early vesting rule is satisfied. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit.

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.

PENSION PLAN TABLE

	Years of Service(2)
Average Compensation(1)	15	20	25	30	35
$ 500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$ 750,000	$115,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

(1)	The compensation considered for benefits under the plan includes the cash compensation (salary plus bonus) disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average compensation is the average of the last five complete calendar years’ cash compensation of a participant’s career.
(2)	The amounts shown above as estimated benefits under the “years of service” columns represent annual life annuity amounts based on a participant’s years of service (in completed years and whole months) and average compensation over the last five complete calendar years of employment. Service prior to January 1, 2004 is not counted under the regular benefit formula. Participants who were contracted officers of the Company prior to January 1, 2004 receive an additional year of service credit under the plan for each year of service earned after January 1, 2004, up to a maximum of five additional years of service credit. As of October 1, 2005, Messrs. Tyson, Bond, Lee, Leman and Leatherby were each credited with 3.50 years of service under the plan. The plan provides a minimum benefit that is designed to provide a participant with an amount that is at least sufficient to pay during retirement the cost of continuing the life insurance coverage provided under the plan during employment. To mitigate the tax impact of that portion of any benefit payments equal to the minimum benefit, if a participant has at least 20 years of continuous employment, an additional benefit is payable equal to 41% of the minimum benefit, regardless of whether a participant receives the regular or minimum benefit. The estimated benefits are not subject to deduction for Social Security payments received by a participant.

Director Compensation

The Board adopted a new Director Compensation Policy in February 2005 which provides that directors who have been determined by the Board to qualify as independent directors in accordance with NYSE governance rules receive (i) an annual retainer of $70,000 (payable in quarterly installments); (ii) a grant of a deferred stock award for shares of Class A Common Stock having a value of $80,000 on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after termination of their service as a director; and (iii) the option to defer any portion of their retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the date payment of the retainer is due. Additionally, the Chairperson of the Audit Committee, consistent with prior practice, will receive an additional $10,000 annual retainer to be paid in quarterly installments and the Chairpersons of the Governance Committee and the Compensation Committee, consistent with prior practice, each will receive an additional $5,000 annual retainer to be paid in quarterly installments. Directors who are also employees or consultants of the Company will not receive any retainer or fee for their service as a director. Prior payments to such persons of $2,500 per regular quarterly meeting were discontinued and compensation at the rate of $1,000 per day for time spent on Board-related activities by independent directors was eliminated. For fiscal 2005, payment of the annual retainers and daily rates resulted in total fees for outside directors Lloyd V. Hackley, David A. Jones, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta of $74,000; $50,500; $74,000; $74,000 and $67,000, respectively. Don Tyson, John Tyson, Richard L. Bond, Leland E. Tollett and Barbara A. Tyson, directors who are also employees or consultants of the Company, received $2,500 per regular quarterly meeting for the first two quarters in fiscal year 2005. In addition, in December 2004 each person then a director received a $2,000 holiday department store gift card from the Company.

Employment Contracts

The Company and John Tyson entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated October 1, 2001. The contract provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The base salary under the contract is a minimum of $1,000,000 per annum and Mr. Tyson is eligible to receive (1) a bonus approved by the Compensation Committee and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, security services, and estate planning and tax services. Under the contract, Mr. Tyson was awarded (i) 1,501,994 shares of restricted Class A Common Stock which vests on February 12, 2008 and (ii) options to purchase 500,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Subsequent annual option grants of 500,000 shares of Class A Common Stock are to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Tyson under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Tyson performance-based shares of Class A Common Stock having an annual maximum aggregate value of $2,467,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. If Mr. Tyson dies while serving as an employee of the Company, his designee(s) shall for twenty (20) years after the date of his death receive an annual payment equal to twenty-five percent (25%) of his base salary at the time of his death. If Mr. Tyson’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Tyson’s death or permanent disability) or by Mr. Tyson for “good reason,” then the Company must pay Mr. Tyson an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs, and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Tyson’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Tyson which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of the sum of Mr. Tyson’s base salary at the time of his retirement plus his average annual bonus for the three (3) years prior to retirement and for the next five (5) years an annual amount equal to 30% of the sum of Mr. Tyson’s base salary at the time of his retirement plus his average annual bonus for the three (3) years prior to retirement. The contract provides for a one-year non-compete obligation from Mr. Tyson following the termination of employment with the Company or while he is furnishing advisory services to the Company described above.

The Company and Richard L. Bond entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated September 28, 2001. The contract provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Bond upon proper notice. The base salary under the contract is a minimum of $970,000 per annum and Mr. Bond is eligible to receive (1) a bonus approved by the Compensation Committee and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, and estate planning and tax services. Under the contract, Mr. Bond was awarded (i) 821,117 shares of restricted Class A Common Stock which vests on February 12, 2008 and (ii) options to purchase 280,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Subsequent annual option grants of 280,000 shares of Class A Common Stock are to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Bond under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Bond performance-based shares of Class A Common Stock having an annual maximum aggregate value of $1,237,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. If Mr. Bond’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Bond’s death or permanent disability) or by Mr. Bond for “good reason,” then the Company must pay Mr. Bond an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs, and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Bond’s retirement from active employment with the Company, the Company (i) shall pay Mr. Bond (or his estate or legal representative, if applicable) $2,000,000 (plus accrued interest at the rate of 6.75% per annum from September 28, 2001 until the date of payment) and (ii) shall enter into a contract with Mr. Bond which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of Mr. Bond’s base salary at the time of his retirement, and for the next five (5) years an annual amount equal to 30% of Mr. Bond’s base salary at the time of his retirement. The contract provides for a one-year non-compete obligation from Mr. Bond following the termination of employment with the Company or while he is furnishing advisory services to the Company described above. Effective February 4, 2005, the Company and Mr. Bond entered into an amendment to his employment contract in which the parties agreed that the Company would make the above described $2,000,000 (plus interest) payment to Mr. Bond (or his estate or legal representative, if applicable) on February 10, 2005, instead of the date of his retirement. This resulted in Mr. Bond being paid $2,453,082 on or about February 10, 2005. The amendment made no other changes or modifications to the terms and provisions of his employment contract.

The Company and Greg W. Lee entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated October 1, 2001. The contract provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Lee upon proper notice. The base salary under the contract is a minimum of $700,000 per annum and Mr. Lee is eligible to receive (1) a bonus approved by the Compensation Committee and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, and estate planning and tax services. Under the contract, Mr. Lee was awarded (i) 465,638 shares of restricted Class A Common Stock which vests on February 12, 2008 and (ii) options to purchase 160,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Subsequent annual option grants of 160,000 shares of Class A Common Stock are to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Lee under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Lee performance-based shares of Class A Common Stock having an annual maximum aggregate value of $712,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. If Mr. Lee’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Lee’s death or permanent disability) or by Mr. Lee for “good reason,” then the Company must pay Mr. Lee an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs, and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Lee’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Lee which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of Mr. Lee’s base salary at the time of his retirement and for the next five (5) years an annual amount equal to 30% of Mr. Lee’s base salary at the time of his retirement. The contract provides for a one-year non-compete obligation from Mr. Lee following the termination of employment with the Company or while he is furnishing advisory services to the Company described above.

On October 12, 2004, the Company entered into a new employment contract with Eugene D. Leman, the Company’s Senior Group Vice President, Fresh Meats, which provides for a term of employment through February 1, 2006. The contract provides that Mr. Leman will perform advisory services to the Company under a separate consulting agreement for a period of one year following the expiration of the term of employment on February 1, 2006 (unless the contract has been terminated earlier). The contract provides for an annual base salary of not less than $560,000, which is subject to increase by the Company. Mr. Leman also may receive awards under the Company’s annual bonus plan in effect during the term of employment, subject to the discretion of senior management of the Company. On February 1, 2006, if the term of employment has not been earlier terminated, Mr. Leman shall be entitled to a lump sum payment equal to one-third of his bonus paid for the 2005 fiscal year. Mr. Leman may also participate in benefit programs generally applicable to officers of the Company. The contract provides for confidentiality restrictions regarding Company information and a non-competition provision that extends to one year after termination of either Mr. Leman’s contract or his consulting agreement, whichever is later. Mr. Leman has the right to terminate his employment under the contract upon ninety days’ notice to the Company and the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract (which in any event does not exceed one year) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination. Under the consulting agreement, Mr. Leman has agreed to provide advisory services, upon reasonable request of the Company, for up to 750 hours during the one year consulting term, and the Company will pay Mr. Leman $600,000 during the term. The Company will also pay that portion of Mr. Leman’s health insurance premiums which are over and above the health insurance premiums paid by Mr. Leman as of January 31, 2006. The consulting agreement will terminate in the event Mr. Leman accepts employment with anyone determined by the Company to be a competitor.

In addition to the employment contracts described above, the Company has employment contracts with all of its executive officers, including Dennis Leatherby, the Company’s Senior Vice President, Finance and Treasurer and Interim Chief Financial Officer. Each contract has a term of five years and provides for a one year non-compete obligation from the employee following the termination of employment with the Company. The contracts provide for, among other things, a minimum base salary and participation in Company employee benefit plans including, specifically, stock options and restricted stock as an incentive to an employee’s long term commitment to the Company. The minimum base salary for Mr. Leatherby is $260,000, which is subject to increase by the Company each year. While the contracts terminate by their terms after five years, (i) the employee has the right to terminate it, subject to the non-compete obligation, upon ninety days notice and (ii) the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation upon such termination.

The Company’s employment contracts with its executive officers provide for the acceleration of vesting of the equity based compensation awards held by such executive officers upon the occurrence of a change of control of the Company (as such term is defined in the Tyson Foods, Inc. 2000 Stock Incentive Plan). However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change of control does not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent of the combined voting power of the Company or any successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity in which one or more individuals or estates described in the preceding clauses (a) and (b) possess over fifty percent of the combined voting power or beneficial interests of such entity. If such a change of control occurs, any stock option, restricted stock or performance shares that have been previously granted to the executive officer will vest (to the extent not already vested) sixty days after the occurrence of the change of control or upon any earlier date after such change of control if the executive officer is terminated other than for egregious circumstances.

Advisory Contracts

The Company and Don Tyson, former Senior Chairman of the Board, entered into a contract on July 30, 2004 which provides that Mr. Tyson will furnish up to 20 hours per week of advisory services to the Company for a term expiring on October 19, 2011. In consideration for his advisory services, Mr. Tyson will receive $1,200,000 for each year during the term of the contract. Mr. Tyson is also entitled to health insurance and is eligible to participate in any benefit plan or arrangement, including reimbursement of business related expenses, in each case solely to the extent such benefits are generally made available to employees of the Company. Under the terms of the new contract, Mr. Tyson will also receive the following non-cash compensation: (i) personal use of Company aircraft for himself and/or his designated passengers for up to 150 hours per year, so long as such use does not conflict with Company business and is approved in advance by Company senior management, (ii) reimbursement for costs incurred relating to tax and estate planning advice or services from an entity recommended by the Company, (iii) personal use of Company-owned skyboxes and vacation homes at pre-established daily rates to be paid by Mr. Tyson to the Company as reimbursement for such usage, and (iv) up to 1,500 hours per year of security services (which the Company estimates will cost $40 per hour). Mr. Tyson will be reimbursed for any and all tax liability imposed on him in connection with the provision of the non-cash compensation set forth above. In fiscal 2005, travel and entertainment costs for Mr. Tyson included $294,009 attributable to personal use of Company aircraft, $248,522 attributable to tax and estate planning advice or services, and $197,306 for taxes paid on his behalf by the Company. Personal use of Company aircraft was based on the estimated aggregate incremental cost to the Company for fuel, maintenance, landing fees, other associated travel costs, loss of tax deduction and charter fees. As additional consideration for the benefits he will receive under the contract, Mr. Tyson is bound to confidentiality restrictions regarding Company information. In the event of Mr. Tyson’s death, the cash consideration described above will continue to be paid for the remaining term of the contract to the surviving of Mr. Tyson’s three children. The contract will terminate if Mr. Tyson accepts employment with any competitor of the Company.

The Company and Leland E. Tollett, who retired as Chairman and Chief Executive Officer in 1998, entered into a contract which provides that he will furnish advisory services to the Company for a period of up to ten years. In consideration for his advisory services, which began January 1, 1999, Mr. Tollett received $310,000 per year for the first five years and effective January 1, 2004 began receiving $125,000 per year. Effective February 4, 2005, the Company and Mr. Tollett amended his contract to provide that his compensation thereunder increase from $125,000 to $310,000 per year for the remaining term thereof (until December 31, 2008) so long as Mr. Tollett continues serving on the Company’s Board of Directors. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Tollett’s death: (i) the above described annual compensation and health benefits will be paid for the remaining term of the contract to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Tollett will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

The Company and Barbara A. Tyson, who retired as a Vice President effective October 1, 2002, entered into a contract which provides that she will continue to furnish advisory services to the Company for a period of up to ten years following the date of her retirement from employment. In consideration for her advisory services, beginning October 1, 2002, Ms. Tyson will receive annual compensation of $7,200. The contract also provides for continuation of health benefits. In the event of Ms. Tyson’s death, the above described benefits will cease. No benefits will be payable under the contract in the event she accepts employment with any competitor of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee consists of directors Jo Ann R. Smith, Chairperson, Lloyd V. Hackley and Albert C. Zapanta. David A. Jones served as a member of the Compensation Committee until his resignation from the Board on June 3, 2005. All Compensation Committee members satisfy the NYSE definition of independence. The Compensation Committee oversees the administration of the Company’s employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board, except for decisions relating to certain of the Company’s compensation plans which require approval and administration solely by a committee comprised of “outside/disinterested directors,” including administering awards under the Company’s performance-based compensation plans as required by Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The following is a report submitted by the above-listed present committee members in their capacity as the Compensation Committee of the Board, addressing the Company’s compensation policy as it related to executive officers for fiscal 2005.

Compensation Policy

The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies during fiscal 2005 integrated annual base compensation with (i) bonuses based upon a targeted earnings before interest and taxes adjusted for extraordinary items (“Adjusted EBIT”), (ii) equity-based compensation and (iii) deferred compensation.

Under the targeted Adjusted EBIT approach, performance is measured in large part on achievement of a common corporate goal, while still recognizing division and individual performance. Accordingly, in years in which targeted Adjusted EBIT is achieved or exceeded, executive compensation is higher than in years in which targeted Adjusted EBIT is not achieved. Annual cash compensation, together with the payment of equity-based and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in deferred compensation plans.

In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is “performance-based.” To comply with and minimize the effect of Section 162(m), effective fiscal 1995, the Company (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan and effective fiscal 2005, the Company (with the approval of shareholders) adopted the Annual Incentive Compensation Plan for Senior Executive Officers. Notwithstanding the Senior Executive Performance Bonus Plan and the Annual Incentive Compensation Plan, $298,732, $1,458,080 and $838,259 of John Tyson’s compensation during the 2003, 2004 and 2005 fiscal years, respectively, $100,087, $1,027,943 and $3,106,441 of Richard L. Bond’s compensation during the 2003, 2004 and 2005 fiscal years, respectively, and $240,960 and $61,987 of Greg W. Lee’s compensation during the 2004 and 2005 fiscal years, respectively, are not expected to qualify for deduction. Effective fiscal 2005, the Company (with the approval of the shareholders of the Company) adopted the Annual Incentive Compensation Plan for Senior Executive Officers which is designed to maximize the deductibility of the Company’s EBIT based bonuses under the provisions of the Section 162(m).

Fiscal 2005 Compensation

For fiscal 2005, the Company’s executive compensation program consisted of (i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to deferred compensation plans, (iv) contributions under the Company’s broad-based Employee Stock Purchase Plan, Retirement Savings Plan and Executive Savings Plan which are fixed as a percentage of employee participant contributions, (v) grants of restricted stock and performance stock under the Tyson Foods, Inc. 2000 Stock Incentive Plan, (vi) the Supplemental Executive Retirement and Life Insurance Premium Plan which is a non-qualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, and (vii) certain specific perquisites described in executives’ employment contracts.

Base Salary

Executives’ base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Benchmark surveys are performed by independent compensation consultants to aid in this comparison. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company’s executive officers as a whole are comparable with the base salaries of other persons similarly situated.

The Company enters into employment contracts with its officers, including executive officers. In addition to standard provisions regarding non-competition, confidentiality and benefits, these contracts provide for a minimum base salary for each executive officer that was determined after consulting independent salary surveys as well as participation in Company employee benefit plans, including specifically stock options and restricted stock (and in some cases, performance shares), as an incentive to an employee’s long-term commitment to the Company. A complete description of these contracts is provided under “Employment Contracts.”

2005 Cash Bonuses

The Company’s bonus plan was instituted in fiscal 2002. All Team Members work towards the achievement of a common corporate goal. No bonuses are paid unless the Company achieves a threshold Adjusted EBIT amount. The intent now and in the future is to have minimal variance in bonus payments by job grade throughout the divisions of the organization, thus creating a team concept.

In fiscal 2002, a targeted percentage of base salary of executive officers determined the bonus an executive officer was eligible to receive if the Company achieved 100% of a targeted Adjusted EBIT amount, which was based upon a targeted return on invested capital. A bonus pool was created based upon the amount by which actual Adjusted EBIT exceeded the threshold Adjusted EBIT amount. Since the threshold Adjusted EBIT amount was achieved but the targeted Adjusted EBIT amount was not achieved, bonus eligibility in fiscal 2005 was proportionally reduced from the targeted percentage. Once bonus eligibility was determined, the bonus could then be increased or decreased based upon division and individual performance.

In fiscal 2005, individual bonus eligibility for executive officers was determined based upon the bonus paid to such executive officer for the prior year or the average bonus paid to similarly situated officers if a particular executive officer had either been promoted or had not been eligible to receive a bonus in fiscal 2004. A bonus pool is determined based upon the amount by which the threshold Adjusted EBIT amount is exceeded. The threshold Adjusted EBIT amount for fiscal 2005 was exceeded. The bonus pool amount for fiscal 2005 is then compared to the bonus pool amount for 2004 and bonus eligibility was proportionally reduced. As a result, executive officers were eligible to receive approximately 55% of their fiscal 2004 bonus (or the average described above), subject to a review of division and individual performance.

Equity-Based Compensation

The Compensation Committee approves long-term compensation in the form of equity-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options, restricted stock and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation has a strong correlation to appreciation in the Company’s stock price. The determination of whether to grant stock options, restricted stock or other equity-based compensation, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Committee. In making such determination, the Compensation Committee reviewed the Company’s performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and Chief Executive Officer, the Compensation Committee awarded or approved for award to certain executive officers and managers during fiscal 2005 (i) 396,200 performance shares and (ii) 2,046,216 shares of restricted stock, all of such awards being under the Tyson Foods, Inc. 2000 Stock Incentive Plan. The Compensation Committee did not award any stock options during fiscal 2005. The Compensation Committee also authorized the awarding of 410,941 performance shares and 77,673 shares of restricted stock, to be effective October 3, 2005. Further, the Compensation Committee awarded 3,695,728 stock options on November 16, 2005. Options, when awarded, vest in annual increments beginning on the second anniversary of the date of the award and the shares of restricted stock typically vest on the fifth anniversary of the grant date. The performance stock vests three years from the date of grant if performance measures—a comparison of (1) actual Company Return on Invested Capital (ROIC) against pre-established ROIC goals and (2) the Company’s stock price performance against a group of peer companies which consists of the S&P 500 Packaged Foods and Meat Index with the addition of Smithfield Foods, Inc., Pilgrim’s Pride Corporation and Hormel Foods Corp.—are met.

Annual Incentive Compensation Plan for Senior Executive Officers

Effective fiscal 2005, the Company (with the approval of the shareholders of the Company) adopted the Annual Incentive Compensation Plan for Senior Executive Officers to attempt to comply with the provisions of Section 162(m). This replaced the Senior Executive Performance Bonus Plan referred to above. Pursuant to the new performance-based plan, the Compensation Committee established performance measures pursuant to which eligibility for an annual incentive bonus could be determined and designated participants in the plan. For fiscal 2005, the Compensation Committee determined that eligible participants in the plan were Messrs. Tyson, Bond, Lee and Leman. Eligibility for individual annual incentive bonuses was to be determined by (1) taking the amount by which Adjusted EBIT exceeded $570,000,000 up to $1,036,000,000 multiplied by the percentage set forth in column (a) below by each participant’s name and (2) adding to that product, if applicable, the amount by which Adjusted EBIT exceeded $1,036,000,000 multiplied by the percentage set forth in column (b) below by each participant’s name:

Participant	Column (a)	Column (b)
John Tyson	1.60%	0.75%
Richard L. Bond	0.75%	0.30%
Greg W. Lee	0.40%	0.125%
Eugene D. Leman	0.20%	0.06%

In no event shall any participant be eligible to receive an annual incentive bonus payment in excess of $10,000,000. After the end of fiscal 2005, the Compensation Committee determined that Adjusted EBIT for fiscal 2005 was $796,098,000 and pursuant to the eligibility criteria described above, Messrs. Tyson, Bond, Lee and Leman were eligible for a cash bonus in fiscal 2005 of $3,617,600, $1,695,700, $904,400 and $452,200, respectively. After reviewing the foregoing as well as the decrease in Adjusted EBIT from fiscal 2004 to fiscal 2005, the Compensation Committee awarded Messrs. Tyson, Bond, Lee and Leman $3,246,900, $1,380,000, $600,000 and $258,000, respectively. Further, the Compensation Committee has determined that Messrs. Tyson, Bond and Lee shall be the eligible participants in the plan for fiscal 2006 and their bonus eligibility shall be determined in the same manner for each individual as set forth above.

Summary

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2005 adequately reflect the Company’s compensation goals and policies.

Jo Ann R. Smith, Chairperson

Lloyd V. Hackley

Albert C. Zapanta

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above under the caption “Report of Compensation Committee.” No member of the Compensation Committee was an officer or employee of the Company during fiscal 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ending October 1, 2005. The Audit Committee also has discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm’s independence from management and the Company. The Audit Committee has concluded that the provision of all non-audit services rendered by Ernst & Young LLP to the Company for the fiscal years ended October 1, 2005 and October 2, 2004 were compatible with maintaining Ernst & Young LLP’s independence. Based on the review and discussions above, the Audit Committee recommends to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005 for filing with the SEC.

The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, (iii) review and oversee the Company’s internal audit department and (iv) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. In November 2003, the Audit Committee and the Board approved a new Audit Committee Charter after evaluating the effect on the Audit Committee and its charter of regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act and changes to the NYSE listing standards. One amendment was made to the Audit Committee Charter during fiscal 2005.

Jim Kever, Chairman

Scott T. Ford

Jo Ann R. Smith

COMPANY PERFORMANCE

The following graph shows a five-year comparison of cumulative total returns for the Company’s Class A Common Stock, the S&P 500 Index and a group of peer companies described below.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

(Tyson Foods, S&P 500 Index and Peer Group)

Years Ending

INDEXED RETURNS ($)

Years Ending

Company Name / Index	Base Period Sept. 30, 2000	Sept. 29, 2001	Sept. 28, 2002	Sept. 27, 2003	Oct. 2, 2004	Oct. 1, 2005
TYSON FOODS, INC	100	101.50	121.88	145.90	173.12	191.71
S&P 500 INDEX	100	73.38	59.22	72.65	83.92	92.79
PEER GROUP	100	122.42	118.14	128.02	151.61	161.87

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends), which is based on the stock price or composite index at the end of fiscal year 2000, is presented for each of the periods for the Company, the S&P 500 Index and a group of peer companies described below.

The above graph compares the performance of the Company with that of the S&P 500 Index and a group of peer companies which consists of the following companies: Campbell Soup Company, ConAgra Foods, Inc., General Mills, Inc., H. J. Heinz Co., Hershey Foods Corp., Hormel Foods Corp., Kellogg Co., McCormick & Co., Pilgrim’s Pride Corporation, Sara Lee Corp., Smithfield Foods, Inc. and WM. Wrigley Jr. Co. (collectively, the “Peer Group”) with the investment weighted on market capitalization.

CERTAIN TRANSACTIONS

The following list is a summary of transactions during fiscal 2005 between the Company and its executive officers, directors, nominees, principal shareholders and other related parties involving amounts in excess of $60,000 or which the Company has chosen to voluntarily disclose. Most of the farm leases are for specialized swine farrowing and rearing facilities. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue certain leases under terms of the respective renewal options. All related party transactions described below (with the exceptions of numbers 8 and 9) have been reviewed by the Governance Committee to ensure the transactions are fair to the Company. Such review typically entails the receipt of appraisals or other information from independent third parties. The transactions described in 8 and 9 below, and any new related party transactions, will be reviewed by the Governance Committee.

1.    During fiscal 2005, the Company leased certain farms from the following with aggregate lease payments as follows: (i) a partnership of which John Tyson and the Randal W. Tyson Testamentary Trust are the partners, $191,160; (ii) an entity in which the children of Don Tyson, including John Tyson, are owners, $191,160; (iii) the Tyson Children Partnership, in which the children of Don Tyson, including John Tyson, are partners, $450,000; (iv) JHT, LLC, of which Don Tyson and the Randal W. Tyson Testamentary Trust are the members and John Tyson is the manager, $30,000; and (v) the Leland E. Tollett Annuity Trust, $9,480.

2.    The Company has an aircraft lease agreement with Tyson Family Aviation, LLC, of which Don Tyson, John Tyson and the Randal W. Tyson Testamentary Trust are members, with aggregate lease payments to Tyson Family Aviation, LLC during fiscal 2005 of $2,043,552.

3.    A subsidiary of the Company, Cobb-Vantress, Inc., leases a breeder hen research and development farm from the Leland E. Tollett Annuity Trust and an entity in which the daughter of Leland E. Tollett is an owner, with aggregate payments of $624,077 during fiscal 2005.

4.    The Company has an agreement with entities of which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services the Company’s chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $3,251,321 for fiscal 2005 pursuant to such agreement. Additionally, the Company has an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a chicken processing facility in Springdale, Arkansas, with aggregate payments by the Company of $1,803,007 for fiscal 2005 pursuant to such agreement. In the operation of each wastewater treatment plant, the entity which contracts with the Company is responsible for and pays substantially all of the operating costs of said plant.

5.    During fiscal 2005, the Company leased office and warehouse space from entities in which the children of Don Tyson, including John Tyson, are partners or owners, with aggregate lease payments of $186,000.

6.    On August 29, 2005, the Company purchased a 12.77 acre parcel of land adjacent to the Company’s Corporate Center for the sale price of $596,000 from JHT, LLC. The land is to be used for expansion of the Corporate Office Complex.

7.    On September 30, 2005, entities owned by Don Tyson and John Tyson paid the Company $4,289,389 to purchase from the Company certain properties that were utilized for entertainment of and meetings with customers of the Company.

8.    The Company made reimbursements totaling $59,906 to certain officers for their membership fees, company golf outings and business meals at The Blessings, a golf club, the majority of which is owned by Don Tyson, John Tyson, Barbara Tyson and one other child of Don Tyson.

9.    During fiscal 2005 the Company paid Alltel Corporation $1,225,673 for cellular phone services. Scott T. Ford, a director of the Company, is the President and Chief Executive Officer of Alltel Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during fiscal 2005, all filing requirements applicable to directors and executive officers have been complied with in a timely manner except as follows: Eugene D. Leman filed one late Form 4 Statement for one transaction.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”) must be received by the Company on or before August 31, 2006 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, the Company’s by-laws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the “Proponent”), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent’s notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company’s 2007 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2007 Annual Meeting will be made in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2006, which report will be filed with the SEC in August 2006.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY’S 2005 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY’S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF DECEMBER 12, 2005, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY. IN ADDITION, THE 2005 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, ARE AVAILABLE ON THE COMPANY’S WEBSITE AT www.tysonfoodsinc.com UNDER “INVESTORS.”

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

R. Read Hudson

Secretary

December 30, 2005

ADMISSION TICKET

Tyson Foods, Inc.

Annual Meeting of Shareholders

10:00 a.m. Friday, February 3, 2006

Walton Arts Center

495 W. Dickson St., Fayetteville, Arkansas

This ticket is required for you and a guest to attend.

To help ensure the security of those attending the meeting, all bags, purses and briefcases are subject to inspection. To speed the process, please bring only the essentials. Camcorder and video taping equipment are not allowed.

FOLD AND DETACH HERE

P R O X Y	PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 3, 2006

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Leland E. Tollett, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on February 3, 2006, at 10:00 a.m. Central time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side:

IMPORTANT–PLEASE SIGN AND DATE ON BACK OF CARD.

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;

NO POSTAGE NECESSARY.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

SEE REVERSE SIDE	(Continued and to be dated and signed on reverse side.)	SEE REVERSE SIDE

C/O COMPUTERSHARE

P.O. BOX 8935

EDISON, NJ 08818-8935

The Computershare Vote-by-Internet and Vote-by-Telephone systems can be accessed

24-hours a day, seven days a week until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://ir.tysonfoodsinc.com		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

☒	Please mark votes as in this example.	#TFI

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

The Board recommends a vote FOR Items 1 and 2.

						FOR	AGAINST	ABSTAIN
1.	To elect ten members to the Board of Directors. Nominees: 01-Don Tyson, 02-John Tyson, 03-Richard L. Bond, 04-Scott T. Ford, 05-Lloyd V. Hackley, 06-Jim Kever, 07-Jo Ann R. Smith, 8-Leland E. Tollett, 9-Barbara A. Tyson, 10-Albert C. Zapanta			2.	To ratify the selection of Ernst & Young LLP, registered public accounting firm, as the Company’s independent auditor for the fiscal year ending September 30, 2006.	☐	☐	☐
The Board recommends a vote AGAINST Item 3.
	FOR all nominees	☐ ☐	WITHHELD from all nominees
						FOR	AGAINST	ABSTAIN
	☐	For all nominees except as noted above		3.	To consider and act upon a shareholder proposal.	☐	☐	☐
				4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

				MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD.				☐

				ANNUAL MEETING–MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

Please sign, date and return this proxy as soon as possible.

Signature	Date:	Signature	Date:

(The signature(s) should be exactly as the name appears above. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)